UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 4, 2010

Date of Report (Date of earliest event reported)

bebe stores, inc.

(Exact name of registrant as specified in its charter)

California	0-24395	94-2450490
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 Valley Drive
Brisbane, California  94005

(Address of principal executive offices)  (Zip Code)

(415) 715-3900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2010 bebe stores, inc. (the “Company”) announced that Emilia Fabricant was hired as the President of bebe stores, inc., with an effective date of August 9, 2010.  Ms. Fabricant will oversee the bebe division, including its merchandising, design, planning and allocation, on-line sales, production, marketing and retail planning and will report directly to Manny Mashouf, Chairman and Chief Executive Officer.

The material terms of her employment are as follows:

Base Salary: base salary of $600,000 per annum.

Sign-on bonus: $150,000 net after taxes and withholdings, which is to be repaid to the Company if she is terminated for cause or resigns within the first 12 months of her first day of employment with the company on a pro-rata basis based on the portion of time remaining in that 12-month period.

Bonus: for fiscal year 2011, Ms. Fabricant would be entitled to 50% of her pro-rated annual base salary upon the achievement of goals established by the board being met.

Equity Incentives: Ms. Fabricant will be granted the option to purchase a total of 200,000 shares of Company stock, with an exercise price set as of market close on her first day of employment with the Company, and subject to the Company’s standard 4-year annual vesting schedule.

Upon her first day of employment with the Company, she will also be granted $375,000 worth of time-based restricted stock of the Company, which is subject to a 3-year time-based vesting, with 33 1/3% of the total grant vesting on each of the first, second and third anniversaries of the date of grant.  The number of such restricted shares and the fair market value of said shares will be calculated at the closing price on her first day of employment with the Company.

The foregoing descriptions are qualified in their entireties by reference to the full text of the offer letter which is filed with this Current Report in Form 8-K as Exhibit 10.1.

A press release issued by the Company announcing the appointment of Ms. Fabricant is filed with this Current Report on Form 8-K as Exhibit 99.1.

ITEM 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Offer letter dated August 2, 2010 between Emilia Fabricant and the Company.

99.1	Press Release of the Company dated August 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 4, 2010	bebe stores, inc.

	By:	/s/ Walter Parks
	Name:	Walter Parks
	Title:	Chief Operating Officer and Chief Financial Officer